As filed with the Securities and Exchange Commission on July 26, 2013

Registration Statement No. 333-84285

Registration Statement No. 333-34174

Registration Statement No. 333-48184

Registration Statement No. 333-151301

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-84285

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-34174

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-48184

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT FOR NO. 333-151301

UNDER
THE SECURITIES ACT OF 1933

Power-One, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0420182
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

740 Calle Plano

Camarillo, California 93012

(805) 987-8741
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Tina D. McKnight

General Counsel and Secretary

Power-One, Inc.

740 Calle Plano

Camarillo, California 93012
(Name, Address and Telephone Number of Agent For Service)

Copy to:

Jennifer Bellah Maguire

Gibson, Dunn & Crutcher LLP

333 South Grand Ave.

Los Angeles, CA 90071

(213) 229-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Non-accelerated filer ☐	Accelerated filer ☐	Smaller reporting
	(Do not check if a smaller		company ☐
reporting)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by the Registrant (defined below), with the Securities and Exchange Commission:

•                  Registration Statement No. 333-84285 filed on Form S-3 on August 2, 1999, as amended by Amendment No. 1 thereto, filed on September 10, 1999, and Amendment No. 2 thereto, filed on September 13, 1999, which registered the offering by selling securityholders of 7,475,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”);

•                  Registration Statement No. 333-34174 filed on April 6, 2000, which registered the offering by selling securityholders of 789,760 shares of Common Stock;

•                  Registration Statement No. 333-48184 filed on October 18, 2000, which registered the offering by selling securityholders securities of the Registrant with an aggregate initial public offering price of up to $850,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies: (i) certain senior, senior subordinated or subordinated debt securities, in one or more series, (ii) certain shares of the Registrant’s preferred stock, par value $.001 per share, in one or more series; and (iii) shares of Common Stock; and

•                  Registration Statement No. 333-151301 filed on May 30, 2008, as amended by Amendment No. 1 thereto, filed on September 3, 2008, which registered the offering by selling securityholders of 2,000,000 shares of Common Stock.

This Post-Effective Amendment is being filed to deregister all of the shares of Common Stock previously registered under the above Registration Statements on Form S-3 and remaining available thereunder.

On June 14, 2010, pursuant to the Agreement and Plan of Reorganization, dated as of June 11, 2010 (the “Reorganization Agreement”), by and between New Power-One, Inc., a Delaware corporation (“New Power-One”), Power-One Inc., a Delaware corporation (“Old Power-One”), and Power-One Merger-Sub, Inc., a Delaware corporation (“Power-One Merger Sub”), Old Power-One merged with and into Power-One Merger Sub, with Old Power-One surviving the merger (the “First Merger”), following which Old Power-One, as the surviving company, was merged with and into New Power-One with New Power-One surviving (the “Second Merger” and, together with the First Merger, the “Reorganization”). At the effective time of the Second Merger, New Power-One changed its name from “New Power-One, Inc.” to “Power-One, Inc.” (the “Registrant”). The business, operations, assets and liabilities of the Registrant immediately after the Reorganization were the same as the business, operations, assets and liabilities of Old Power-One immediately prior to the Reorganization.

On July 25, 2013 (the “Effective Time”), pursuant to an Agreement and Plan of Merger, dated as of April 21, 2013, by and among the Registrant, ABB Ltd, a corporation organized under the laws of Switzerland (“Parent”), and Verdi Acquisition Corporation, a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant being the surviving entity and becoming an indirect wholly-owned subsidiary of Parent (the “Merger”).  At the Effective Time, all outstanding shares of Common Stock (other than shares of Common Stock held in the Registrant’s treasury, shares held by Parent or Merger Sub and shares as to which a stockholder had properly perfected appraisal rights) were canceled and converted into the right to receive $6.35 in cash, without interest.

Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, by means of this Post-Effective Amendment, the Registrant hereby removes from registration any of the securities registered under the Registration Statements that remain unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on this 26th day of July, 2013.

POWER-ONE, INC.

By:	/s/ Tina D. McKnight
Tina D. McKnight
General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.